Exhibit 14


                              NOBILITY HOMES, INC.


 Code of Ethics for Principal Executive Officer, Principal Financial Officer,
        Principal Accounting Officer (Controller), or Persons Performing
                               Similar Functions

                  This Code of Ethics is adopted by Nobility Homes, Inc. (the "Company") pursuant to Section 406 of the Sarbanes-Oxley Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                  This Code provides principles which the principal executive officer, principal financial officer, principal accounting officer (and controller, if different) and other persons performing similar functions (collectively, "Covered Senior Officers") are expected to adhere to and advocate. This Code embodies rules regarding individual responsibilities as well as responsibilities to their peers, the Company and its shareholders.

                  Covered Senior Officers should always strive to:

Act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships.

Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

Comply with rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

Respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of a Covered Senior Officer's work should not be used for personal advantage.

Share knowledge and maintain skills important and relevant to their constituents' needs.

Proactively promote ethical behavior as a responsible partner among peers in their work environment.

Achieve responsible use of and control over all assets and resources employed or entrusted to them.

Report to an appropriate Senior Officer or member of the Company's Audit Committee or Board of Directors, on a timely basis, violations of this Code of Ethics.

                  Covered Senior Officers will be asked to certify, to their best knowledge, their compliance with this Code of Ethics periodically, but not less than annually. Covered Senior Officers will be subject to disciplinary action for violating this Code of Ethics, which may include termination of employment and depending on the violation, civil damages, criminal fines and prison terms. This Code of Ethics is intended to supplement, and not substitute for, the Code of Business Conduct which the Company has adopted for its employees and directors generally, and the Covered Senior Officers will be responsible for complying with this Code of Ethics and all other Company policies and practices, including the Code of Business Conduct.